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Community Central Bank Corp. – Ray Colonius - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES RETIREMENT OF DIRECTOR

For Immediate Release

MOUNT CLEMENS, Mich., November 21, 2008 -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today announced that Joseph Catenacci, 72, retired from the boards of both companies due to health reasons.

David A. Widlak, President and CEO commented, “Mr. Catenacci was an original incorporator and has been a valuable and dedicated member of our board since 1996.  We have appointed Mr. Catenacci as a director emeritus in order to retain his insight and expertise.”

The boards of directors of both Community Central Bank Corporation and Community Central Bank reduced the number of directors serving on each board from nine to eight.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.